Exhibit (b)(1)

Execution Version

JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square 28th Floor New York, NY 10036

September 20, 2013

Vitera Healthcare Solutions, LLC

4301 W Boy Scout Blvd, Suite 800

Tampa, FL 33607

VCG Holdings, LLC

Attn: Vista Equity Partners

2 Prudential Plaza

180 N. Stetson Avenue, Suite 4000

Chicago, IL 60601

Attn:	Mr. Laurens Albada, Chief Financial Officer

Vitera Healthcare Solutions, LLC

Project Cougar

$390 Million Senior Secured First Lien Facilities

$180 Million Senior Secured Second Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Vitera Healthcare Solutions, LLC, a Delaware limited liability company (the “Borrower” or “you”), and VCG Holdings, LLC, a Delaware limited liability company (“Newco”), have advised Jefferies Finance LLC (“Jefferies”) and Bank of Montreal (“BMO” and, together with Jefferies, the “Commitment Parties,” “us” or “we”), that you intend to acquire, directly or indirectly through one or more wholly-owned domestic subsidiaries of Holdings (as defined in Exhibit B hereto), the Company (as defined in Exhibit A hereto) and its subsidiaries and consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, Jefferies and BMO (collectively, “Initial Senior Lenders”) are pleased to inform you that, subject to the terms set forth in the Fee Letter (as defined below), (a) Jefferies commits (severally and not jointly) to provide its Applicable Percentage (as defined in, and calculated in accordance with, the Fee Letter) of the Revolving Commitments (provided that, Jefferies’ commitment shall not exceed 66.67% of the Revolving Commitments), 60% of the First Lien Term Loan Facility and 60% of the Second Lien Term Loan Facility and (b) BMO commits (severally and not jointly) to provide its Applicable Percentage (as defined in, and calculated in accordance with, the Fee Letter) of the Revolving Commitments, 40% of the First Lien Term Loan Facility and 40% of the Second Lien Term Loan Facility (which commitments in the immediately preceding clauses (a) and (b), for the avoidance of doubt, will together comprise 100% of the Senior Credit Facilities), in each case, upon the terms expressly set forth in this Commitment Letter (including, without limitation, each of the Exhibits attached hereto, including each of the Summary of Terms and Conditions attached hereto as Exhibits B and C, respectively (each a “Term Sheet”, and collectively, the “Term Sheets”)) and subject to the conditions expressly set forth in this Commitment Letter; it being understood and agreed that the closing of, and initial extensions of credit under, the Senior Credit Facilities is subject solely to the conditions set forth in Section 6 below and Exhibit D hereto.

2.	Titles and Roles

You hereby appoint (a)(i) Jefferies and BMO Capital Markets Corp. (“BMO Capital Markets”) to act as joint lead arrangers and joint bookrunners (in such capacity, the “First Lien Lead Arrangers”), (ii) BMO Capital Markets to act as syndication agent for the First Lien Facilities and (iii) Jefferies to act as sole administrative agent (in such capacity, the “First Lien Administrative Agent”) for the First Lien Facilities and (b)(i) Jefferies and BMO Capital Markets to act as joint lead arrangers and joint bookrunners (in such capacity, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Senior Lead Arrangers”), (ii) BMO Capital Markets to act as syndication agent for the Second Lien Term Loan Facility and (iii) Jefferies (acting alone or through or with affiliates selected by it) to act as sole administrative agent for the Second Lien Term Loan Facility (in such capacity, the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agent”).

It is further agreed that Jefferies will have “left” placement and BMO Capital Markets will be placed immediately to the “right” of Jefferies on any marketing materials or other documentation used in connection with any of the Senior Credit Facilities and Jefferies shall have the roles and responsibilities associated with “left” lead placement, including maintaining sole physical books. You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree.

3.	Syndication

The Senior Lead Arrangers intend to syndicate the Senior Credit Facilities to a group of banks, financial institutions and other lenders, reasonably acceptable to you (such acceptance not

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to be unreasonably withheld, conditioned or delayed) (together with the Initial Senior Lenders, the “Lenders”); provided, that the Senior Lead Arrangers will not syndicate to (a) those persons that are competitors of Holdings, you or your subsidiaries or of the Company or its subsidiaries (or controlled or a controlling affiliate of any such competitor), in each case, identified by you or the Sponsor to us in writing on or prior to the date that we execute this Commitment Letter, or (b) those banks, financial institutions and other persons separately identified by you or the Sponsor to us in writing prior to the date that we execute this Commitment Letter (such persons or entities in clause (a) or (b), collectively the “Disqualified Institutions”); provided that the Borrower, upon reasonable prior notice to the Senior Lead Arrangers after the date hereof, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person (i) is a private equity fund (provided that the aggregate number of such supplemented private equity funds shall not exceed 3), (ii) is or becomes a competitor or is or becomes a controlled or controlling affiliate of a competitor of you or your subsidiaries or the Company or its subsidiaries or (iii) is an affiliate of a Disqualified Institution, including any other person or entity that becomes a subsidiary or affiliate of a Disqualified Institution as a result of a merger, acquisition, investment, joint venture or other business combination, which supplement shall be in the form of a list provided to the Senior Lead Arrangers and the Commitment Parties and become effective 3 business days after delivery to the Senior Lead Arrangers and the Commitment Parties, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans; provided, further, that a “private equity fund”, “competitor”, an affiliate of a competitor or an affiliate of a Disqualified Institution shall not include any bona fide debt fund or investment vehicle (other than a person who is separately identified under clause (b) above) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information publicly available) relating to you and your subsidiaries (or, after the Closing Date, Holdings or the Borrower) or any entity that forms a part of the Company and its subsidiaries (or, after the Closing Date, Holdings’ or the Borrower’s) business (including subsidiaries of the Company) (or, after the Closing Date, Holdings or the Borrower).

Notwithstanding any other provision of this Commitment Letter to the contrary (but subject to the penultimate paragraph of this Commitment Letter) and notwithstanding any assignment by the Initial Senior Lenders, (a) the Initial Senior Lenders shall not be relieved or novated from their obligations hereunder (including their obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitments in respect thereof, until the initial funding of the Senior Credit Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of each Initial Senior Lender’s commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities on the Closing Date and (c) each Initial Senior Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities,

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including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. For the avoidance of doubt, the Senior Lead Arrangers hereby agree that any list of Disqualified Institutions provided by you or Sponsor pursuant to this paragraph shall remain confidential and shall not be shared with any person other than Affiliates of the Senior Lead Arrangers and the Administrative Agent.

The Senior Lead Arrangers intend to commence syndication efforts with respect to the Senior Credit Facilities promptly following your execution and delivery of this Commitment Letter and, until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter) and (b) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to use commercially reasonable efforts to assist (and to use commercially reasonable efforts to cause the Company to assist) the Senior Lead Arrangers in completing a syndication reasonably satisfactory to the Senior Lead Arrangers and you. Such assistance shall include (i) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, those of the Company, (ii) direct contact between your and the Sponsor’s senior management, representatives and advisors and the proposed Lenders (and using your commercially reasonable efforts to obtain such contact between the senior management, representatives and advisors of the Company and the proposed Lenders), (iii) your and the Sponsor’s assistance (and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company to assist) in the preparation of confidential information memoranda customary for transactions of this type (the “Confidential Information Memorandum”) for each of the Senior Credit Facilities and other customary marketing materials to be used in connection with the syndication of each of the Senior Credit Facilities, including the Projections (as hereinafter defined) and the financial statements required under paragraph 5 of Exhibit D, (iv) the hosting, with the Senior Lead Arrangers, of one or more meetings of prospective Lenders at times and locations (and an additional meeting which may be held by conference call) to be mutually agreed and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company to be available for such meetings), (v) until the end of the Syndication Period, you will ensure that there shall be no other issues of competing debt securities or commercial bank or other credit facilities of Holdings, the Borrower or any of their respective subsidiaries or of the Company and its subsidiaries being offered, placed or arranged (other than the Senior Credit Facilities, indebtedness expressly permitted under the Acquisition Agreement (other than material indebtedness for borrowed money), certain ordinary course purchase money debt and capital leases, deferred payments and compensation under the Acquisition Agreement, unsecured intercompany indebtedness (subordinated to the obligations under the Senior Credit Facilities), letters of credit remaining outstanding, and other indebtedness to be mutually agreed to remain outstanding after the Closing Date, collectively, “Permitted Surviving Debt”), which would have a materially adverse impact on the primary syndication of the Senior Credit Facilities and (vi) using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period (provided that, it is understood and agreed that nothing in this clause (vi) shall be a condition to the commencement of the Marketing Period) (x) corporate/family ratings for the Borrower and (y) ratings for each of the Senior Credit Facilities, in each case, from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”). In addition, until the end of the Syndication Period, you agree to prepare and provide (and to use

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commercially reasonable efforts to cause the Sponsor and the Company to provide) promptly to the Senior Lead Arrangers all available customary information with respect to you, your subsidiaries (if any), and the Company and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections relating to the Company and its subsidiaries (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Senior Lead Arrangers may reasonably request in connection with the arrangement and syndication of each of the Senior Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, we agree that neither the obtaining of the ratings referred to above nor the commencement nor the completion of the syndication of the Senior Credit Facilities shall constitute a condition precedent to the initial extensions of credit under the applicable Senior Credit Facilities on the Closing Date.

Subject to the provisions of this Section 3, the Senior Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your rights set forth in the second and third preceding paragraphs), all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than those not reasonably acceptable to you and Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Senior Lead Arrangers will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, and the documentation relating to each of the Senior Credit Facilities referred to in the paragraph below, on your behalf, to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, SyndTrak Online or another similar electronic system or by email and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States Federal securities laws, “MNPI”) with respect to you, the Company, your or its subsidiaries, the respective securities of any of the foregoing or the Acquisition and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Senior Lead Arrangers, you agree to assist in the prompt preparation of a version of the Confidential Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities consisting exclusively of information and documentation with respect to you and your subsidiaries, the Company and its subsidiaries, the respective securities of any of the foregoing and the Acquisition that is either (a) information that would be made publicly available if the Borrower and the Company were to become reporting companies or (b) not material with respect to you and your subsidiaries, the Company and its subsidiaries, the respective securities of any of the foregoing and the Acquisition for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters executed by you will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a representation by you to the Senior Lead Arrangers and such

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prospective Lenders that the Public Lender Information does not include MNPI with respect to you and your subsidiaries, the Company and its subsidiaries, the respective securities of any of the foregoing and the Acquisition and the Public Lender Information will contain customary language exculpating us, our affiliates, you, the Sponsor, the Company and your and their affiliates with respect to any liability related to the use of the contents of such Public Lender Information by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be distributed to potential Lenders as Public Lender Information (unless you advise the Senior Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information (in such case, such information shall not be distributed as Public Lender Information without your consent)): (a) drafts and final definitive documentation with respect to the Senior Credit Facilities (excluding the Fee Letter or any other fee letter); (b) administrative materials prepared by the Senior Lead Arrangers for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Senior Credit Facilities (other than any terms in the Fee Letter or any other fee letter). You also agree to identify that portion of any other Information (as defined below) as relating to you or the Company (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Senior Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Company or its securities (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Senior Lead Arrangers to any Lender in connection with the Senior Credit Facilities will be deemed to contain Private Lender Information.

4.	Information

You hereby represent and warrant that, and with respect to the Company and its subsidiaries, to your knowledge that, (a) all written information other than the Projections, and information of a general economic or industry-specific nature(the “Information”) that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by each Commitment Party that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the end of the Syndication Period, you become aware that any of the representations and warranties in the preceding

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sentence are incorrect, when taken as a whole, in any material respect if the Information or Projections were being furnished and such representations and warranties in the first sentence of this paragraph were being made at such time, then you will promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company or its subsidiaries, to your knowledge) such representations and warranties, as supplemented, are correct and not misleading, when taken as a whole, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of any Commitment Party hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees

You agree to pay or cause to be paid on the date when due and payable the nonrefundable compensation described in the separate fee and closing payments letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions expressly set forth therein.

6.	Conditions

Each of the Initial Senior Lender’s commitment hereunder, and each Senior Lead Arranger’s agreement to perform the services described herein, are subject solely to satisfaction (or waiver) of the following conditions (collectively, the “Exclusive Funding Conditions”): (a) with respect to the Company and its Subsidiaries, since the date of the Acquisition Agreement, there shall not have been a Material Adverse Effect (as defined in the Acquisition Agreement) and (b) each of the conditions expressly set forth in Exhibit D attached hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations, the making of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date, shall be (i) such of the representations made by or with respect to the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Senior Credit Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (or waived), it being understood that, to the extent any security interest in any Collateral cannot be provided on the Closing Date (other than (x) the pledge and perfection of the security interests in equity securities of the Borrower and any other direct or indirect domestic subsidiary of Holdings and/or the Company (to the extent required under either or both of the Term Sheets) and the

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delivery thereof, together with duly executed stock powers, to the First Lien Collateral Agent, (y) the delivery of completed intellectual property security agreements for intellectual property of the Borrower and each Guarantor for which an application has been filed with the United States Patent and Trademark Office or the United States Copyright Office (other than “intent to use” trademark applications) and (z) grants of security interests in Collateral subject to the Uniform Commercial Code (“UCC”) and the delivery of completed Uniform Commercial Code financing statements for the Borrower and each Guarantor to the First Lien Collateral Agent and the Second Lien Collateral Agent)) after your use of commercially reasonable efforts to do so, then the provision and/or perfection, as applicable, of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities, but shall be required to be delivered within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent, pursuant to arrangements reasonably satisfactory to the Senior Lead Arrangers (in consultation with you). “Specified Representations” means the representations of the Borrower and Guarantors (as defined in Exhibit B) in the Senior Credit Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Senior Credit Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Senior Credit Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its restricted subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit D hereto); no conflicts of the Senior Credit Documentation with charter documents or material applicable law; Federal Reserve margin regulations; the Investment Company Act; OFAC; FCPA; PATRIOT Act; use of proceeds; and the creation, perfection and first priority status (with respect to the First Lien Facilities) or second priority status (with respect to the Second Lien Term Loan Facility) of the security interests (subject to customary permitted liens to be agreed) and subject in all respects to the foregoing provisions of this paragraph. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of, resulting from or in connection with any actual or threatened claim, litigation, investigation or proceeding (a “Proceeding”) relating to the Commitment Letter, Fee Letter, Transactions or Senior Credit Facilities or any matters reasonably related thereto, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole, a single local

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counsel for all indemnified persons taken as a whole in each relevant jurisdiction and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons taken as a whole); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or breach of this Commitment Letter or the Fee Letter by, such indemnified person (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or Fee Letter by any indemnified person (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) any disputes solely among indemnified persons (other than any claims against any Commitment Parties in its capacity as the Administrative Agent, any Senior Lead Arranger or any similar role under the Senior Credit Facilities) and not arising out of any act or omission of Holdings, the Borrower or any of its subsidiaries or the Company or any of its subsidiaries or any of their respective directors, officers, employees, partners, advisors, agents or other representatives, and (b) if the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, syndication expenses, travel expenses, and reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Commitment Parties, incurred in connection with each of the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Senior Credit Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within 30 days of written demand (including documentation reasonably supporting such request); provided, that such fees and expenses in the case of legal counsel, shall be limited to the reasonable fees and expenses of one primary counsel for the Commitment Parties, one additional counsel for BMO and its affiliates (in an amount not to exceed $45,000), and a single local counsel for the Commitment Parties and its affiliates taken as a whole in each relevant jurisdiction. No person or entity a party hereto nor any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of this Commitment Letter or the Fee Letter by, such person or entity (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives) as determined in a final, non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons or you, the Sponsor, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities or the transactions contemplated hereby (other than in respect of losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party).

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You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a final judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person (which approval shall not be unreasonably withheld or delayed) from all losses, claims, damages, liabilities and expenses that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such indemnified person.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each of the Commitment Parties (or its affiliates) is a full service securities firm and such person may from time to time (a) effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Sponsor or the Company or its subsidiaries may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, no Commitment Party will furnish information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of their affiliates) or in connection with the performance by any Commitment Party and its affiliates of services for its other clients (or for clients of their affiliates). You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on any Commitment Party for such advice, and (d) none of

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the Commitment Parties nor their respective affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and the Borrower.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto.

You further acknowledge and agree that neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of you or any of your affiliates except the obligations expressly provided for under or contemplated by the Commitment Letter and Fee Letter, we and our affiliates, on the one hand, and you and your affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you or any of your affiliates rely on, any fiduciary duty on the part of us or any of our affiliates. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors).

9.	Confidentiality

This Commitment Letter and the Fee Letter, in each case, is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their respective terms shall be disclosed, to any other person except (a) the Sponsor and your and its respective officers, directors, employees, affiliates, members, partners, stockholders, co-investors, attorneys, accountants, agents and advisors on a confidential basis, (b) the Company, the sellers of the Company, and their and the Company’s officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors (provided, that any disclosure of the Fee Letter or its terms or substance under this clause (b) shall be (i) redacted in respect of (x) the amounts, percentages and basis points of compensation set forth therein and (y) the “market flex” provisions in the Fee Letter therein relating to the pricing and other economic terms of the Senior Credit Facilities, unless in either case both Commitment Parties otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed or (ii) used for customary accounting purposes on an aggregate basis, including accounting for deferred accounting costs), in each case, on a confidential basis, (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including, without limitation, but not with respect to the Fee Letter (or any of its terms), any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (e) the Term Sheet and Exhibit C hereto (but not the Fee Letter or the contents thereof other than the existence thereof and the aggregate amount of fees paid or payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may

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be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, and (f) the aggregate fee amounts paid or payable under the Fee Letter may be disclosed in financial statements.

Each Commitment Party shall treat confidentially all information received by them from you, the Company, the Sponsor or your or its respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies in connection with obtaining the ratings described above, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Institutions), (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall reasonably promptly notify you to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, reasonably promptly notify you to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of any Commitment Party (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information, (f) to any of its affiliates and Representatives of its affiliates on a “need-to-know” (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each Commitment Party shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Senior Credit Facilities and the related Transactions and matters reasonably related thereto, (g) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or their respective affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by such Commitment Party or its Representatives from a third party that is not known by such Commitment Party to be subject to applicable confidentiality obligations to you or your affiliates, the Sponsor or the Company or its affiliates and (j) to enforce their respective rights or remedies hereunder or under the Fee Letter or under the definitive debt documents for the Senior Credit Facilities; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, in the event

12

of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; provided, however, that, no such disclosure shall be made by any Commitment Parties to (i) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”) or (ii) are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative (a “Sell Side Person” and, together with the Private Equity Affiliates, the “Excluded Parties”). Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Credit Documentation upon the execution and delivery thereof and in any event shall terminate two years after the date hereof.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing and is not intended to create a fiduciary relationship among the parties hereto. Each Commitment Party shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law; provided, however, that the laws of the State of Delaware shall govern in determining (a) the interpretation of a “Material Adverse Effect” and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the acquisition) under the Acquisition Agreement and (c) whether the acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein notwithstanding that the funding of the Senior Credit Facilities is subject to the specified closing conditions set forth in Section 6 above and Exhibit D

13

hereto and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject to the other terms of this Commitment Letter and the Fee Letter, including without limitation the satisfaction (or waiver) of the conditions precedent set forth herein (including in Section 6 hereof and in Exhibit D) and the good faith negotiation of the Senior Credit Documentation.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), we and each of the Lenders (and prospective Lenders) is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each of the Commitment Parties or such Lender (or such prospective Lender) to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender (and prospective Lender).

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The indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations and (b) your understandings and agreements regarding no agency or fiduciary duty, which, in the case of subclause (a), shall terminate in accordance with their respective terms) shall automatically terminate and be superseded by the provisions of the Senior Credit Documentation upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Fee Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate any Commitment Party’s commitments hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on September 27, 2013. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Senior Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree in writing to an extension “Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on the date that is one hundred eighty-three (183) days after the date hereof, (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Senior Credit Facilities and (iv) the termination of the Acquisition Agreement prior to the closing of the Acquisition.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By	/s/ E. Joseph Hess
	Name:	E. Joseph Hess
	Title:	Managing Director

[Project Cougar – Commitment Letter Signature Page]

BANK OF MONTREAL

By	/s/ Gregory F. Tomczyk
	Name:	Gregory F. Tomczyk
	Title:	Director

[Project Cougar – Commitment Letter Signature Page]

BMO CAPITAL MARKETS CORP.

By	/s/ Bryan S. Rolfe
	Name:	Bryan S. Rolfe
	Title:	Managing Director

[Project Cougar – Commitment Letter Signature Page]

Accepted and agreed to as of
the date first above written:

VITERA HEALTHCARE SOLUTIONS, LLC

By:	/s/ Laurens Albada
Name:	Laurens Albada
Title:	Chief Financial Officers

VCG HOLDINGS, LLC

By:	/s/ James P. Hickey
Name:	James P. Hickey
Title:	President and Secretary

[Project Cougar – Commitment Letter Signature Page]

EXHIBIT A

VITERA HEALTHCARE SOLUTIONS, LLC

PROJECT COUGAR

Senior Credit Facilities

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B or C thereto.

(i) Vista Equity Partners, LLC (“Vista”) and its affiliates and associated funds (together with Vista, collectively, the “Sponsor”) and certain other investors (together with the Sponsor, collectively, the “Investors”) intend, directly or indirectly, to acquire Greenway Medical Technologies, Inc., a Delaware corporation (the “Company”), and its subsidiaries, all as set forth in the below-defined Acquisition Agreement, and (ii) the Borrower intends to refinance all of the existing third party debt for borrowed money of Holdings and its subsidiaries (including the Borrower and its subsidiaries) and the Company and its subsidiaries other than, in each case, Permitted Surviving Debt. In connection therewith:

(a) Newco, controlled directly or indirectly by affiliates of the Sponsor, and Crestview Acquisition Corp., a Delaware corporation (“Merger Sub”), a subsidiary of Newco, will enter into that certain Agreement and Plan of Merger (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”, a draft of which was received by the Senior Lead Arrangers on September 20, 2013 at 3:06 PM New York time, the “Draft Acquisition Agreement”), with certain other parties thereto, whereby Merger Sub will acquire (the “Acquisition”) all of the common stock of the Company, pursuant to the terms of the Acquisition Agreement providing for the Acquisition through either: (x) a purchase of a sufficient number of the issued and outstanding shares of common stock that meet the Minimum Condition (as defined in the Acquisition Agreement) (the “Shares”) of the Company pursuant to a cash tender offer by Merger Sub (the “Tender Offer”) that, together with, if necessary, the Shares sold to Merger Sub by the Company upon Merger Sub’s exercise of an option to purchase such Shares as set forth in the Acquisition Agreement (the “Top-Up Option”), is sufficient under Delaware law to permit the merger of Merger Sub with and into the Company as a short-form merger under Delaware law, with the Company being the surviving entity of such merger (the “Back-End Merger”), and which Back-End Merger shall immediately follow the consummation of the Tender Offer and, if necessary, the Top-Up Option, or (y) in the event that the transactions described in clause (x) above do not result in ownership by the Merger Sub of a sufficient number of the Shares to effectuate the Back-End Merger under Delaware law, a merger transaction approved by the stockholders of the Company (in the case of either clause (x) or (y), such merger transaction, the “Merger”). The closing of the Acquisition shall not be deemed to be a condition precedent to the availability of the Senior Credit Facilities on the Closing Date other than as set forth in paragraph 4 on Exhibit D attached hereto.

(b) The aggregate amount of equity (in the form of (1) common equity or (2) qualified preferred equity on terms reasonably acceptable to the Senior Lead Arrangers, any equity described in the foregoing clauses (1) and (2) being “Permitted Equity”) directly or indirectly in Holdings held or contributed by the Investors on or prior to the Closing Date (the “Equity Hold”) shall not be less than 40% of the consolidated debt (other than the aggregate principal amount of any increase in consolidated funded debt used to fund any original issue discount or upfront fees on the Senior Credit Facilities issued or paid, as applicable, on the Closing Date) and equity capitalization of Holdings and its subsidiaries (including the Company and its subsidiaries), as calculated on the Closing Date immediately after giving effect to the Transactions; provided that the portion of the Equity Hold held by the Sponsor (together with its controlled investment affiliates) shall not be less than 51.0% of the aggregate amount of the Equity Hold held by all of the Investors (and shall, in all events, constitute no less than 51.0% of the voting interests of the Equity Hold).

(c) Immediately prior to the initial funding of the Senior Credit Facilities, (i) Newco will merge with and into Vitera with Vitera being the surviving entity of such merger, and (ii) Vitera will contribute all of the issued and outstanding shares of the capital stock of Merger Sub held by it to Red Mountain Holdco, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Vitera (“Red Mountain”), as a capital contribution (such transactions described in the foregoing clauses (i) and (ii), the “Reorganization”).

(d) The Borrower will obtain senior secured first lien credit facilities in an aggregate amount of not more than $360.0 million of a term loan facility and not more than a $30.0 million revolving credit facility (collectively, the “First Lien Facilities”) as described in Exhibit B to the Commitment Letter.

(e) The Borrower will obtain a senior secured second lien term loan facility in an aggregate amount of not more than $180.0 million (the “Second Lien Term Loan Facility”, and, together with the First Lien Facilities, collectively, the “Senior Credit Facilities”, and each a “Senior Credit Facility”), as described in Exhibit C to the Commitment Letter.

(f) All existing third party debt for borrowed money of Holdings and its subsidiaries (including the Borrower and its subsidiaries) and the Company and its subsidiaries will be repaid in full, commitments related thereto will be terminated and all security interests and guaranties provided in connection therewith will be terminated or released (the “Refinancing”), other than, in each case, Permitted Surviving Debt.

(g) The proceeds of the First Lien Term Loan Facility, the Second Lien Term Loan Facility and/or cash on hand at the Borrower and its subsidiaries or the Company and its subsidiaries on the Closing Date will be applied to fund the Refinancing, the Acquisition, and the Merger Sub Funding (as defined below), as applicable, and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including to fund any OID and upfront fees (the “Transaction Costs”) and the Revolving Facility may be drawn at closing to fund additional OID and/or upfront fees required to be paid pursuant to Section 2 (Market Flex) of the Fee Letter plus up to an additional $5.0 million of Transaction Costs and to backstop or replace or cash collateralize letters of credit outstanding on the Closing Date.

(h) Immediately following the initial funding of the Senior Credit Facilities but prior to the consummation of the Acquisition, (i) Vitera will contribute a portion of the proceeds of the Senior Credit Facilities to Red Mountain and (ii) Red Mountain will contribute such amount to Merger Sub to finance the Acquisition (such transactions described in the foregoing clauses (i) and (ii), the “Merger Sub Funding”).

(i) Immediately following the Merger Sub Funding, the Merger will be consummated with the Company being the surviving entity of such Merger.

The transactions described above are, collectively, referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, the “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions and the funding of the Senior Credit Facilities.

EXHIBIT B

VITERA HEALTHCARE SOLUTIONS, LLC

PROJECT COUGAR

First Lien Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Facilities. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A, C or D attached thereto.

1.	PARTIES

Borrower:	Vitera Healthcare Solutions, LLC (after giving effect to the Reorganization) (the “Borrower”).

Guarantors:	Lightning Acquisition, LLC (“Holdings”) and each of Borrower’s direct and indirect wholly-owned U.S. subsidiaries, including in the event that the Acquisition is consummated on the Closing Date, initially Merger Sub, and following the Acquisition, the Company as the survivor of the Acquisition (collectively, the “Guarantors” and together with Holdings and the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), except (i) any U.S. subsidiary of a foreign subsidiary or any U.S. subsidiary that has no material assets other than the capital stock of a foreign subsidiary and, if applicable, debt of such foreign subsidiary (each, a “Pass-Through Foreign Holdco”), (ii) immaterial subsidiaries (defined in a manner to be mutually agreed, the “Immaterial Subsidiaries”) and unrestricted Subsidiaries, (iii) to the extent a guarantee is prohibited or restricted by contracts existing on the Closing Date or the date of acquisition of such subsidiary, applicable law (including any requirement to obtain governmental authority or third party consent), rule or regulation or could result in adverse tax consequences as reasonably determined by Borrower in consultation with the First Lien Administrative Agent, and (iv) to the extent the First Lien Administrative Agent and Borrower mutually determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the First Lien Lenders, in each case consistent with Documentation Principles, shall be required to provide an unconditional guaranty (collectively, the “Guarantees”) of all amounts owing under the First Lien Facilities and the obligations of the Borrower and its subsidiaries under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates or the Administrative Agent or its respective affiliates designated by the Borrower (the “Secured Banking Arrangements”) (other than, in the case of a Guaranty by the Borrower, its own primary obligations under the Senior Credit Facilities and any Secured Banking Arrangement to which it is a party).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter.

All the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles or otherwise mutually and reasonably satisfactory to the First Lien Administrative Agent and the Borrower.

Notwithstanding anything to the contrary, the First Lien Credit Documentation shall include customary exclusions consistent with the Documentation Principles for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Loan Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

First Lien Administrative Agent:	Jefferies Finance LLC (in such capacity and collectively with its permitted successors and assigns, the “First Lien Administrative Agent” and together with the Second Lien Administrative Agent (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Administrative Agent”).

First Lien Collateral Agent:	Jefferies Finance LLC (in such capacity and collectively with its permitted successors and assigns, the “First Lien Collateral Agent”)

First Lien Lead Arrangers:	Jefferies Finance LLC and BMO Capital Markets Corp. (in such capacity, the “First Lien Lead Arrangers,” and together with the Second Lien Lead Arrangers (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

First Lien Syndication Agent:	BMO Capital Markets Corp.

First Lien Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower (collectively, the “First Lien Lenders,” and together with the Second Lien Lenders (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

2.	TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

First Lien Term Loan Facility: Type and Amount:	A senior secured first lien term loan facility (the “First Lien Term Loan Facility”) in the amount of $360.0 million (the loans thereunder, the “First Lien Term Loans”). The First Lien Term Loans shall be made in U.S. Dollars.

Maturity and Amortization:	First Lien Term Loans will mature on the date that is seven (7) years after the Closing Date (the “First Lien Term Loan Maturity Date”).

Annual amortization (payable in equal quarterly installments commencing on the last day of the first full fiscal quarter following the Closing Date) of First Lien Term Loans shall be required for each year following the Closing Date in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Loan Facility. The remaining aggregate principal amount of First Lien Term Loans will be payable in full on the First Lien Term Loan Maturity Date.

Availability:	The First Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the First Lien Term Loans will be used to finance a portion of the Transactions (including related fees and expenses, upfront fees and original issue discount and other Transaction Costs).

Revolving Facility: Type and Amount:	A senior secured first lien revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $30.0 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the First Lien Term Loans, the “Loans”). The Revolving Loans will be available in U.S. Dollars.

Availability and Maturity:	The final maturity date of the Revolving Facility shall be five (5) years from the Closing Date (the “Revolving Loan Maturity Date”).

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the Revolving Loan Maturity Date in accordance with the terms of the First Lien Credit Documentation referred to below.

Use of Proceeds:	The proceeds of the Revolving Loans will be used (a) on the Closing Date, (i) to fund OID and upfront fees resulting from the “Market Flex” provisions of the Fee Letter, (ii) for the purpose of issuing Letters of Credit in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date, (iii) for the purpose of cash collateralizing any letters of credit outstanding on the Closing Date and (iv) up to $5.0 million to fund Transaction Costs; and (b) after the Closing Date, to finance the working capital needs of the Borrower and its subsidiaries and for general corporate purposes of Holdings and its subsidiaries (including for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the First Lien Credit Documentation).

Letters of Credit:	Up to $5.0 million of the Revolving Facility shall be available for the issuance of stand-by letters of credit (the “Letters of Credit”) by Jefferies Finance LLC or any other First Lien Lender or First Lien Lenders reasonably satisfactory to the First Lien Administrative Agent and the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) the Revolving Loan Maturity Date (unless 103% cash collateralized or backstopped with another letter of credit for the period after the Revolving Loan Maturity Date); provided, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above, unless 103% cash collateralized or backstopped with another letter of credit for the period after the Revolving Loan Maturity Date). Letters of Credit shall be issued in U.S. Dollars.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day of notice of such drawing. To the extent that the Borrower does not so reimburse the Issuing Lender, the First Lien Lenders under the Revolving Facility (each, a “Revolving Lender”) shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility).

If any Revolving Lender becomes a “defaulting lender” (to be mutually defined), then the Letter of Credit exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such defaulting First Lien Lender, the applicable Issuing Lender may require the Borrower to 103% cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-defaulting First Lien Lenders, unless such “uncovered” exposure is 103% cash collateralized.

Swingline Loans:

Up to $5.0 million of the Revolving Facility shall be available for swingline loans (the “Swingline Loans”) from the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Revolving Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase a participation in each Swingline Loan on a pro rata basis. Swingline Loans shall be settled among the Lenders on a weekly basis.

If any Revolving Lender becomes a defaulting First Lien Lender, then the Swingline Loan exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitments. In the event that such reallocation does not fully cover the Swingline Loan exposure of such defaulting First Lien Lender, the applicable Swingline Lender may require the Borrower to repay such “uncovered” exposure and will have no obligation to make new Swingline Loans; to the extent Swingline Loan exposure would exceed the commitments of the non-defaulting First Lien Lenders.

Incremental Facilities:	The Borrower will have the right from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the First Lien Term Loan Facility (each, an “Incremental First Lien Term Facility”) and/or (b) increase commitments under the Revolving Facility or add one or more incremental revolving credit facilities (each, an “Incremental Revolving Facility”, and together with any Incremental First Lien Term Facility, collectively, the “Incremental First Lien Facilities”), in an aggregate total principal amount of (i) at any time up to $85.0 million in the aggregate for both the Incremental First Lien Facilities and the Incremental Second Lien Facility (as defined below) plus (ii) an unlimited amount subject to, with respect to Incremental First Lien Facilities, the pro forma First Lien Net Funded Leverage Ratio (as such term shall be defined in a manner consistent with the Documentation Principles, the “First Lien Net Funded Leverage Ratio”) does not exceed 4.0x (assuming that any Incremental Revolving Facility is fully drawn and that all such Incremental First Lien Facilities are secured on a first lien basis, whether or not so secured)); provided that: (1) the Incremental Revolving Facility may not exceed $25.0 million in the aggregate; (2) each of the conditions set forth in the “On-Going Conditions after the Closing Date” section shall be satisfied in connection with the effectiveness of the Incremental First Lien Facilities; provided that if the proceeds of such Incremental First Lien Facilities are being used to finance a Permitted Acquisition or permitted investment, then such conditions shall be subject to customary “SunGard” limitations substantially identical to the Certain Funds Provision and the condition in clause (c) in the “On-Going Conditions after the Closing Date” section shall be limited to there being no default or event of default in existence at the time of the request for an extension of credit under the Incremental First Lien Facilities, and no payment or bankruptcy default or event of default in existence immediately after giving effect to the making of the extensions of credit under such Incremental First Lien Facilities (unless such payment event of default is permitted by the lenders providing such Incremental First Lien Facility); (3) all of the representations and warranties contained in the First Lien Credit Documentation shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therewith) subject in each case to customary “SunGard” limitations to the extent the proceeds of any Incremental First Lien Facilities are being used to finance a Permitted Acquisition or other permitted investment; (4) any Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the Revolving Loan Maturity Date then in effect and all other terms (other than with respect to margin, pricing, maturity or fees) shall be substantially identical to the Revolving Facilities or otherwise reasonably acceptable to the First Lien Administrative Agent; (5) the maturity date of any Incremental First Lien Facilities shall be no earlier than the maturity of the First Lien Term Loan; (6) the proceeds of borrowings under the Incremental First Lien Facilities will be used for general corporate purposes, including, without limitation, for additional dividends, distributions, investments, general working capital (for additional use under the Incremental Revolving Facility), capital expenditures and Permitted Acquisitions; (7) the Incremental First Lien Facilities shall be available during the life of the First Lien Facilities and weighted average life to maturity of each Incremental First Lien Term Facility shall be no shorter than the weighted average life to maturity of the First Lien Term Loans; (8) the Loan Parties shall demonstrate pro forma compliance with the Financial Covenant as of the most recent fiscal quarter end for which financial statements have been delivered; provided that for the period prior to the Borrower’s first delivery of financial statements after the Closing Date, incurrence of Incremental First Lien Facilities shall be subject to compliance with a pro forma Total Net Funded Leverage Ratio not to exceed 6.00:1.00; and (9) with respect to term loans to be made under an Incremental First Lien Term Facility (each, an “Incremental First Lien Term Loan”) under the First Lien Credit Documentation, prior to the date that is eighteen (18) months after the Closing Date, the “effective yield” on the respective Incremental First Lien Term Loan (which shall be determined by including interest rate margins or interest rate floors (but only to the extent an increase in the interest rate floor in the First Lien Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the First Lien Term Loans shall be increased to the extent of such differential between interest rate floors), but excluding arrangement, structuring, underwriting commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) determined as of the initial funding date for such Incremental First Lien Term Loans may exceed the then “effective yield” on the First Lien Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the First Lien Term Loans is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” (or interest rate floor) on the First Lien Term Loans) of the “effective yield” on such Incremental First Lien

Term Loans, and after the date that is eighteen (18) months after the Closing Date, the “effective yield” on the Incremental First Lien Term Loans will be determined by the Borrower and the lenders providing such Incremental First Lien Term Loans.

No existing First Lien Lender will be required to participate in any such Incremental First Lien Facility without its consent. Any such Incremental First Lien Facility held by the Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty (except as set forth below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B attached hereto), three business days’) prior notice, subject to reimbursement of the First Lien Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the First Lien Term Loans shall be applied as directed by the Borrower.

Soft Call Prepayment Premium:	In the event that (a) all or any portion of the First Lien Term Loan Facility is voluntarily prepaid in connection with a refinancing the effect of which is to reduce the “effective yield” (which shall be determined by including interest rate margins or interest rate floors applicable to the initial First Lien Term Loans, but excluding arrangement, structuring, underwriting commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) which results in a lower “effective yield” (determined on the same basis as provided in the preceding parenthetical) than that of First Lien Term Loan Facility or (b) any amendment to the First Lien Credit Documentation which reduces the “effective yield” (determined on the same basis as provided in the in clause (a) directly above) applicable to all or a portion of the First Lien Term Loans (any of the foregoing in clause (a) or (b), a “Repricing Event”), prior to the six (6) month anniversary of the Closing Date, the Borrower shall pay to the First Lien Lenders a fee of 1.00% of the amount so prepaid or repriced prior to the six (6) month anniversary of the Closing Date; provided that, in no event, shall any prepayment or repayment in connection with an acquisition related financing, initial public offering or a change of control constitute a Repricing Event.

Mandatory Prepayments:	Mandatory repayments of First Lien Term Loans shall be required from:

(a) within five business days of receipt thereof, an aggregate amount equal to 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty events and excluding sales of inventory, obsolete or worn-out property and other customary exceptions to be mutually agreed) by the Borrower and its restricted subsidiaries in excess of an amount to be mutually agreed and subject to the right of the Borrower and the other Loan Parties to reinvest in assets useful in the business of the Borrower and the Loan Parties and their respective restricted subsidiaries if such proceeds are reinvested (or committed to be reinvested) within 360 days (and if so committed to reinvestment, reinvested within 180 days after such 360-day period);

(b) within five business days of receipt thereof, an aggregate amount equal to 100% of the net cash proceeds from issuances or incurrence of indebtedness by the Borrower and its domestic subsidiaries (other than indebtedness permitted by the First Lien Credit Documentation); and

(c) beginning with the first full fiscal year after the Closing Date and each fiscal year thereafter, the following Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles, “Excess Cash Flow”) prepayment shall be required to be made within fifteen (15) business days after the annual audited financials are required to be delivered to the First Lien Administrative Agent pursuant to the definitive credit agreement for the First Lien Facilities (the “First Lien Credit Agreement”): an aggregate amount equal to (a) 50% of Excess Cash Flow, stepping down to 25% and 0% at 5.00:1.00 (but greater than 4.00:1.00) and at 4.00:1.00 (or less) Total Net Funded Leverage Ratio (as such term shall be defined in a manner consistent with the Documentation Principles, the “Total Net Funded Leverage Ratio”), respectively, in each case, minus (b) voluntary prepayments of First Lien Term Loans, Second Lien Term Loans and Revolving Loans, to the extent paid using internally generated funds and, in the case of Revolving Loans, to the extent accompanied by permanent reductions of the Revolving Commitments. In addition, consistent with the Documentation Principles, Excess Cash Flow shall be reduced by cash amounts used (or committed to be used within the next succeeding six (6) months; provided that if not so used, such amounts shall be immediately applied as a mandatory prepayment) for capital expenditures, Permitted Acquisitions, certain other permitted investments (including investments in joint ventures), certain restricted payments to be mutually agreed and tax distributions paid or payable during such fiscal period or on behalf thereof.

So long as any First Lien Term Loans are outstanding, the above-described mandatory prepayments shall be applied pro rata among each tranche of the First Lien Term Loan Facility and within each tranche, in direct order of maturity. When there are no longer any outstanding First Lien Term Loans, mandatory prepayments will be applied first, to prepay outstanding Revolving Loans and second, to 100% cash collateralize outstanding Letters of Credit, in each case, with no corresponding permanent reduction of the Revolving Commitments.

Notwithstanding the foregoing, (A) to the extent that (and for so long as) any of or all the (x) Excess Cash Flow of the Non-U.S. Subsidiaries of the Borrower determined on a consolidated basis as if a separate consolidated group, without regard to the Borrower or any of its domestic Subsidiaries (“Foreign Excess Cash Flow”) giving rise to a mandatory prepayment pursuant to clause (c) above or (y) net cash proceeds of any asset sale or other disposition or any casualty event by a foreign subsidiary of the Borrower giving rise to a mandatory prepayment pursuant to clause (a) above (each such disposition and casualty event, a “Specified Asset Sale”), as applicable, are prohibited or delayed by applicable local law from being repatriated to the jurisdiction of organization of the Borrower, the portion of such Foreign Excess Cash Flow or net cash proceeds, as applicable, so affected will not be required to be applied to repay First Lien Term Loans at the times provided above but may be retained by the applicable subsidiary so long as the applicable local law will not permit such repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable subsidiary to promptly take all actions reasonably required by applicable local law to permit such repatriation), and once such repatriation of any such affected Foreign Excess Cash Flow or net cash proceeds, as applicable, is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Foreign Excess Cash Flow or net cash proceeds, as applicable, will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Foreign Excess Cash Flow or net cash proceeds of any Specified Asset Sale, as applicable, to the jurisdiction of organization of the Borrower would have a material adverse tax consequence with respect to such Foreign Excess Cash Flow or net cash proceeds, as applicable, the Foreign Excess Cash Flow or net cash proceeds, as applicable, so affected may be retained by the applicable subsidiary.

Any First Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined (collectively, the “Declined Proceeds”) by a Declining Lender, and subsequently offered to and declined by all other First Lien Lenders, subject to any prepayment requirements under the Second Lien Term Loan Facility, may be retained by the Borrower.

There will be no prepayment premiums or penalties (except as set forth under the sub-heading entitled “Soft Call Prepayment Premium” above, if applicable) for mandatory prepayments (except for reimbursement of actual breakage costs (other than lost profits)), incurred in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision, and the provisions of the immediately following paragraph and consistent with the Documentation Principles, (i) the obligations of the Borrower and the Guarantors in respect of the First Lien Facilities and (ii) any swap and cash management obligations owed by the Borrower or any Guarantor to First Lien Lenders or affiliates of First Lien Lenders or the First Lien Administrative Agent or affiliates of the First Lien Administrative Agent shall be secured by (a) a perfected pledge of all the capital stock of the Borrower and each Guarantor and a perfected pledge of all the capital stock in wholly-owned restricted subsidiaries directly held by the Borrower or any Guarantor (which pledge, (A) in the case of equity interests of all existing foreign subsidiaries shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary and such pledges shall be documented under New York law, (B) in the case of equity interests of any Pass-Through Foreign Holdco shall be limited to 100% of the non-voting equity interests (if any) and

65% of the voting equity interests of such Pass-Through Foreign Holdco, (ii) shall not include the equity interests of the Immaterial Subsidiaries); and (b) perfected security interests in substantially all other property of the Borrower and the Guarantors (the “Collateral”), in each case subject to permitted liens and to certain customary exceptions.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a)(i) any fee-owned real property located outside the U.S., (ii) any fee-owned real property located in the U.S. having a fair market value equal to or less than $1,000,000, (iii) any leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, estoppels or collateral access letters); (iv) motor vehicles, airplanes, vessels and other assets subject to certificates of title; (v) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement), chattel paper, and commercial tort claims less than an amount to be mutually determined; (vi) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code); (vii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party); (viii) any lease, license or agreement or any property subject to a purchase money security interest to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law other than proceeds and receivables thereof); (ix) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower; (x) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (xi) interests in joint ventures, unrestricted subsidiaries and non-wholly owned subsidiaries if legally restricted pursuant to agreements with third parties after the Borrower’s use of commercially reasonable efforts to provide such Collateral; (xii) any property subject to a purchase money arrangement or capital leases or any cash collateral securing letters of credit outstanding on the Closing Date; and (xiii) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the First Lien Lenders afforded thereby, as reasonably determined by the

First Lien Administrative Agent in consultation with the Borrower; (b) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (c) certain other assets and property to be mutually and reasonably agreed.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and subject to exceptions permitted under the First Lien Credit Documentation. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provisions. No foreign law governed documents or foreign law opinions shall be required in connection with the First Lien Credit Documentation.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the First Lien Administrative Agent, the Second Lien Administrative Agent (as defined in Exhibit C to the Commitment Letter) and the Senior Lead Arrangers and subject to the Documentation Principles.

5. CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the First Lien Facilities on the Closing Date will be subject only to the Exclusive Funding Conditions.

On-Going Conditions after the Closing Date:	After the Closing Date, the making of each Loan or the issuance of a Letter of Credit shall be conditioned upon (a) delivery of a notice of borrowing or letter of credit extension, as applicable, (b) the accuracy in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be accurate in all respects) of all representations and warranties in the First Lien Credit Documentation and (c) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit.

6. DOCUMENTATION

First Lien Credit Documentation:	The definitive documentation for the First Lien Facilities (the “First Lien Credit Documentation”) shall be based on documentation for leveraged affiliates of the Sponsor and other “top-tier” financial sponsors and will take into account current market conditions and differences related to Holdings, its subsidiaries and their business (including (i) as to operational requirements of Holdings and its restricted subsidiaries in light of their industries, businesses and business practices, (ii) in light of the size, industry and practices of Holdings and its restricted subsidiaries and (iii) in light of financial model projections delivered to the First Lien Administrative Agent on September 17, 2013), and in any event will give due regard to that certain First Lien Credit Agreement draft of July 2nd, 2013 sent by Shearman & Sterling LLP at 10:43 p.m., New York City time on July 2, 2013 (to the extent not inconsistent with any express provision of this Exhibit B or the terms of the Fee Letter, other than as otherwise set forth in this paragraph, and subject to modifications agreed by the parties) and contain only customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the First Lien Credit Documentation; provided that the First Lien Credit Documentation shall contain administrative agency, operational and other miscellaneous related administration provisions customary for the First Lien Administrative Agent. The foregoing shall be referred to as the “Documentation Principles”.

The First Lien Credit Agreement to be drafted by Kirkland & Ellis LLP, as counsel to the Borrower.

Representations and Warranties:	Limited to the following (applicable to the Borrower and its restricted subsidiaries and, in certain instances to be agreed, unrestricted subsidiaries and Holdings and (x) with all representations or warranties to be made as of the Closing Date subject in all respects to the Certain Funds Provision and (y) with all representations or warranties to be made after the Closing Date to be made as provided in “CERTAIN CONDITIONS — On-Going Conditions” described above), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: organizational existence and qualification; entity power and authorization; compliance with laws; no contravention with organizational documents, agreements, applicable law and governmental authorization; due authorization, execution, delivery and enforceability of the First

Lien Credit Documentation; accuracy of financial statements, projections and other disclosures; no Material Adverse Effect (after the Closing Date); litigation; labor matters; ownership of material property; taxes; margin regulations; Investment Company Act; intellectual property; ERISA compliance; environmental matters; passive holding company; insurance; absence of defaults, OFAC, FCPA, PATRIOT Act and other anti-terrorism and anti-money laundering laws (including other laws applicable to sanctioned persons); solvency of Holdings, Borrower and their respective restricted subsidiaries (on a consolidated basis) as of the Closing Date and immediately thereafter or immediately after the making of each extension of credit under the Facilities; use of proceeds; and creation, perfection and priority of security interests in Collateral (subject to the Certain Funds Provision above, certain permitted liens and other exceptions to perfection to be mutually agreed).

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have (i) a material adverse effect on the business, assets or financial condition or results of operations of Holdings and its restricted subsidiaries, taken as a whole, (ii) a material and adverse effect on the material rights and remedies of the First Lien Administrative Agent under the First Lien Credit Documentation, or (iii) a material and adverse effect on the ability of the Borrower and Guarantors, taken as a whole, to perform their material payment obligations under the First Lien Credit Documentation.

Affirmative Covenants (including Reporting Requirements):	Subject to the Certain Funds Provision, and limited to the following (applicable to the Borrower and its restricted subsidiaries and, in certain instances to be agreed, Holdings), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: quarterly (for each of the first three fiscal quarters of each fiscal year that are not year ends) unaudited financials within 45 days after such fiscal quarter end (60 days for each of the first three fiscal quarters ending after the Closing Date) and annual audited financial statements (in the case of such annual audited financial statements, accompanied, by an audit opinion from a nationally recognized accounting firm without qualifications as to “going concern” or the scope of the audit subject to “going concern” qualification as a result of current debt maturity of the Senior Credit Facilities) within 120 days after the fiscal year end (150 days for the first fiscal year after the Closing Date), in each case, for Holdings and its restricted subsidiaries on a consolidated basis;

commencing with the fiscal year beginning October 1, 2014, annual budgets within 90 days after the beginning of fiscal year; quarterly lender calls; quarterly compliance certificates; notices of defaults and events of default under the Senior Credit Facilities and other material events; additional information reasonably requested by the First Lien Administrative Agent, preservation of existence; maintenance of material Collateral (other than ordinary wear and tear, casualty and condemnation); maintenance of adequate insurance; use commercially reasonable efforts to maintain ratings; maintenance of books and records; inspection rights of First Lien Administrative Agent; compliance with laws; payment of taxes; ERISA compliance; environmental matters; OFAC, FCPA, PATRIOT Act and other anti-terrorism and anti-money laundering laws (including other laws applicable to sanctioned persons); limitations on material changes to line of business; use of proceeds; covenant to guarantee obligations and grant security; further assurances; designation of unrestricted subsidiaries; provided that, in no event shall environmental reports be required under the Credit Documentation. Notwithstanding anything to the contrary, there will be no minimum hedging requirement for interest rate or foreign exchange hedging.

Financial Covenant:	Limited to a (applicable to Holdings and its restricted subsidiaries): maximum Total Net Funded Leverage Ratio covenant (the “Financial Covenant”).

Any leverage or other financial tests for the Incremental Facilities, Permitted Acquisitions or any other condition for any action under the First Lien Credit Documentation shall be based on a 30% non-cumulative cushion to Consolidated EBITDA (as such term is described below) set forth in the “bank case” projection model delivered by Sponsor to First Lien Administrative Agent or any Lead Arranger on September 17, 2013 (as updated or modified from time to time by changes reasonably agreed by the Senior Lead Arrangers, the “Projections”).

The Financial Covenant (i) will be tested on a quarterly basis as of the last day of each calendar quarter, and calculated on a consolidated basis for Holdings and its restricted subsidiaries for each consecutive four fiscal quarter period and (ii) will be subject to equity cure rights described below. For the avoidance of doubt, the Financial Covenant levels will be determined (as described above) without regard to any projected cash and cash equivalent balances regardless of whether the projections include such projected cash and cash equivalent balances, but cash or cash equivalents maintained in a deposit account or securities account over which the First Lien Administrative Agent has a control agreement or which is located at one of First Lien Administrative Agent’s financial institutions or securities intermediaries or is otherwise subject to a first priority security interest (subject otherwise only to any customary liens in favor of the depository institutions or securities intermediaries where such cash or cash equivalents are maintained) will be netted for purposes of calculating the Financial Covenant; provided, however, that only up to $35.0 million of such cash and cash equivalents may be netted for such calculation.

For purposes of calculating Consolidated EBITDA, “Consolidated EBITDA” as used herein shall be defined in a manner to be mutually agreed, consistent with Documentation Principles, but in any event shall include, without duplication, (A) add-backs for (1) extraordinary, unusual or non-recurring charges, expenses or losses, (2) other non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to the vesting of warrants, (3) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company, subject to a an aggregate cap to be agreed, (4) LTM pro forma results for acquisitions (including the commencement of activities constituting such business) and material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes (including, to the extent applicable, from the Transactions), including any synergies, operating expense reductions and other operating improvements and cost savings reasonably identifiable, factually supportable and certified by the chief financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following any such acquisition or disposition or operational change, subject to a an aggregate cap to be agreed, (5) the pro forma adjustments previously identified and agreed in writing to by the First Lien Administrative Agent, (6) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, dispositions, consolidations, restructurings, recapitalizations, or issuances or amendments of debt or equity permitted under the First Lien Credit Documentation or the Second Lien Credit Documentation, whether or not consummated, (7) any non-cash increase in expenses due to purchase accounting associated with the Transactions, (8) proceeds of business interruption insurance, (9) changes, losses or expenses to the extent indemnified or insured or reimbursed by a third party and (10) letter of credit fees; and (B) subtractions for income and gain items corresponding to those referred to in clauses (1) and (2) above (other than the accrual of revenue in the ordinary course) (with all financial definitions to be consistent with Documentation Principles).

To the extent loans or other amounts under the Revolving Facility are used to pay any OID, upfront fees or other expenses in connection with the transactions occurring on the Closing Date, then for the first fiscal quarter following the Closing Date such loans and other amounts under the Revolving Facility shall be excluded from the Financial Covenant and any leverage test for any condition of any action under the First Lien Credit Documentation.

Any Permitted Equity contributions made to Holdings (or any direct or indirect parent thereof) and then immediately contributed as Permitted Equity to the Borrower during any fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) no more than two Specified Equity Contribution may be made in any consecutive four fiscal quarter period, and no more than five (5) Specified Equity Contributions may be made during the term of the First Lien Facilities, (b) a Specified Equity Contribution shall not be greater than the amount required to cause Holdings to be in compliance with the Financial Covenant, and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any increase to any baskets with respect to the covenants contained in the First Lien Credit Documentation and for any other calculation of Consolidated EBITDA other than for purposes of determining compliance with the Financial Covenant and shall not result in any pro forma debt reduction except to the extent such proceeds are actually applied to prepay indebtedness under the First Lien Facilities. From and after the date on which the Borrower provides notice of its intent to effectuate a Specified Equity Contribution, no Default or Event of Default shall be deemed to have occurred or be continuing with respect to such Financial Covenant unless such Specified Equity Contribution is not made by the end of the applicable Cure Period; provided, that no remedial actions or other exercises of remedies with regard to such non-compliance with the Financial Covenant may be taken by the Administrative Agent or any Lender during the period after notice is provided by the Borrower and prior to the receipt of a Specified Equity Contribution. No Lenders shall be required to fund any Revolving Loans or advances during a Standstill period.

Financial Reporting and Calculations

The most recent otherwise available annual audited consolidated financial statements of Holdings and its subsidiaries (prepared in accordance with IFRS) will be provided for the purpose of underwriting the Facilities. Financial reporting and calculations shall be in accordance with IFRS, provided that the Borrower may elect to have financial reporting and calculations be in accordance with U.S. GAAP at any time after the Closing Date.

Negative Covenants:

Subject to the Certain Funds Provisions, limited to the following (applicable to the Borrower and its restricted subsidiaries and, in certain instances to be agreed, Holdings), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles:

	(a)	liens (other than (i) liens on Collateral securing the First Lien Facilities, Second Lien Term Loan Facility, Incremental Second Lien Facilities, Incremental First Lien Facilities, Refinancing Facilities, Refinancing Notes, other secured notes as contemplated by the Term Sheets, in each case which shall be subject to the terms of the applicable Intercreditor Agreement, (ii) liens permitted under the Acquisition Agreement, and (iii) a general lien basket to be agreed);

	(b)	investments (including acquisitions and loans) (with exceptions to include, among other things: (i) intercompany investments (subject to a to be agreed cap on investments in non-Loan Parties), (ii) the Transactions, (iii) Permitted Acquisitions, (iv) investments made with the Available Basket Amount, (v) any such investments funded with additional equity proceeds to Holdings or consideration paid in equity of Holding (in each case, to the extent not otherwise applied), subject to customary permitted acquisition conditions, and (vi) a general investment basket to be agreed, plus the Available Basket Amount);

(c)	debt and contingent obligations (with exceptions to include, among other things: (i) any Incremental First Lien Facility, Incremental Second Lien Facility, or the Second Lien Facility (including any refinancing or replacement indebtedness in respect thereof), (ii) additional senior unsecured or senior unsecured subordinated “ratio” debt subject to a Total Net Funded Leverage Ratio test to be agreed (as calculated immediately prior to and after giving effect thereto) provided that no default or event of default is continuing at the time of such incurrence, (iii) non-speculative hedging arrangements entered into in the ordinary course of business, (iv) unsecured subordinated intercompany indebtedness, including, without limitation, unsecured subordinated indebtedness arising from intercompany loans and advances, (v) Permitted Surviving Debt, (vi) secured or unsecured notes to be issued as contemplated under the Incremental Facilities, (vii) acquired indebtedness (subject to limitations to be agreed), (viii) Refinancing Facilities and/or Refinancing Notes, (ix) foreign working capital lines (non-recourse to Loan Parties), (x) purchase money debt and capital leases and debt incurred in connection with financing real property (regardless of when initially acquired) and other equipment purchased within one year of such financing, (xi) debt incurred in connection with permitted sale-leasebacks, and (xii) a general debt basket to be agreed);

(d)	fundamental changes (other than intercompany mergers, consolidations, liquidation and dissolutions (subject to customary limitations));

(e)	sales and other dispositions (with exceptions to include, among other things: (i) sales or dispositions; provided that the aggregate consideration received in respect thereof shall not exceed an amount to be agreed in any 4 consecutive fiscal quarters and such sale or disposition is for fair market value so long as at least 75% of the consideration for dispositions consists of cash, (ii) sales of any asset(s) having a value of less than an amount to be mutually agreed per transaction, (iii) sales of obsolete, worn out or surplus assets or assets no longer used or useful in the business, (iv) asset swaps (subject to customary limitations), (v) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted investment, (vi) intercompany transfers (subject to limitations on transfers from Loan Parties to non-Loan Parties) (to the extent constituting an investment, such investment will be a permitted investment under the First Lien Credit Documentation), (vii) certain sale-leasebacks, and (viii) sales of immaterial assets);

(f)	restricted payments (with exceptions to include, among other things: (i) tax distributions, (ii) distributions for administrative, overhead and related expenses of Holdings or any parent thereof to the extent attributable to the operations or ownership of the Borrower and its restricted subsidiaries, (iii) redemption of options or equity issued by Holdings or any parent thereof to any directors, officers, employees and consultants (subject to an annual cap to be agreed and no default or event of default) (with unused amounts carried forward to the immediately succeeding year), (iv) a $20.0 million general basket, provided that no default or event of default is continuing at the time of such payment, (v) unlimited basket for dividends when Total Funded Debt Leverage Ratio is less than or equal to 4.50x (as calculated immediately prior to and after giving effect thereto), provided that no default or event of default is continuing, and (vi) general basket for dividends with retained Excess Cash Flow (it being understood and agreed that there shall be no additional general restricted payment basket with respect to the Available Basket Amount) when Total Funded Debt Leverage Ratio is less than or equal to 5.00x (as calculated immediately prior to and after giving effect thereto), provided that no default or event of default is continuing.

(g)	changes in nature of business (other than similar, corollary, ancillary, complementary, incidental or related businesses or reasonable extensions thereof) or fiscal year;

(h)	transactions with affiliates above a threshold to be mutually agreed (with exceptions to include, among other things: (i) transactions no less favorable to Holdings, the Borrower and their restricted subsidiaries than comparable arm’s length transaction with a non-affiliate (as reasonably determined by Borrower), (ii) transactions among the Loan Parties and their restricted subsidiaries which are not otherwise prohibited by the First Lien Credit Documentation, (iii) the payment of financial advisory, monitoring, oversight and similar fees, expenses and indemnities to the Sponsor under the management agreement in effect on the Closing Date as amended if not materially adverse to the First Lien Lenders or as may be amended to term out any fees thereunder in connection with an initial public offering (with no restrictions on the payment of any expenses, fees or term-outs)), (iv) the Transactions (including, without limitation, the payment of any Transaction Costs), and (v) scheduled transactions);

(i)	prepaying, defeasing, acquiring or repurchasing junior debt or debt subordinated in right of payment and/or lien subordination with exceptions to include (i) scheduled payments of principal, interest and other amounts in accordance with the terms thereof and of any applicable intercreditor or subordination agreement, (ii) AHYDO catch-up payments, (iii) prepayments or repurchases with the Available Basket Amount when Total Funded Debt Leverage Ratio is less than or equal 5.00x (as calculated immediately prior to and after giving effect thereto), provided that no default or event of default is continuing and (iv) an unlimited general prepayment or repurchase basket (other than to prepay Second Lien Term Loans or other material junior indebtedness) when Total Funded Debt Leverage Ratio is less than or equal to 4.50x (as calculated immediately prior to and after giving effect thereto), provided that no default or event of default is continuing;

(j)	amending (x) certain organizational documents or (y) junior debt or other subordinated debt documents, in each case, in a manner materially adverse to the interests of the First Lien Lenders;

(k)	special purpose holding company limitations on Holding;

(l)	customary anti-terrorism law, anti-money laundering and embargoed/sanctioned persons covenants;

(m)	sale and leaseback transactions; and

(n)	negative pledges and burdensome agreements.

Notwithstanding anything to the contrary, among other things, the First Lien Credit Documentation will, in a manner consistent with the Documentation Principles, permit (a) acquisitions (i) at any time in an amount not to exceed $85.0 million in the aggregate plus (ii) at any time unlimited amounts so long as pro forma First

Lien Net Funded Leverage Ratio does not exceed 4.00x (together with other acquisitions consummated as investments otherwise permitted under clause (b) above, “Permitted Acquisitions”), and (b) an “Available Basket Amount” equal to retained Excess Cash Flow plus (i) the proceeds of Permitted Equity issuances of Holdings (other than in connection with Specified Equity Contributions) to the extent not otherwise applied, plus (ii) the proceeds of permitted unsecured subordinated debt, plus (iii) Declined Proceeds, which shall increase, among other things, certain investment (as set forth in clauses (b)(iv) and (b)(vi)) above), dividend (as set forth in clause (f)(vi) above) and junior debt payment baskets (as set forth in clause (i)(iii) above) (subject to the limitations otherwise set forth herein).

Unrestricted Subsidiaries:	Consistent with the Documentation Principles, the First Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (a) no event of default shall have occurred and be continuing or immediately would result from any such designation, and (b) such designation of a restricted subsidiary as an unrestricted subsidiary shall constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary) under the Senior Credit Documentation, subject to customary negative covenant restrictions on investments; provided that any dividends, interest, returns, profits, distributions, income and similar amounts received in cash or cash equivalents in respect of such investment shall be added back to any investment basket used. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the First Lien Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining the Financial Covenant contained in the First Lien Credit Documentation.

Events of Default:	Limited to the following (applicable to Borrower and its subsidiaries), and subject to grace periods, notice requirements, thresholds, and materiality qualifications to be mutually agreed: defaults for nonpayment of principal, interest, fees or other amounts (with five (5) business day grace period for interest, fees and other amounts); failure to perform negative covenants or, to the extent applicable, the Financial Covenant (provided, that (a) the Borrower’s failure to perform or observe the Financial Covenant (i) is subject to the equity cure rights mentioned in this Term Sheet and (ii) itself shall not constitute an event of default for purposes of any First Lien Term Loan unless and until the Revolving Lenders holding more than 50% of the revolving loans and/or revolving commitments (the “Required Revolving Lenders”; provided, that if only two unaffiliated Lenders hold revolving loans and/or revolving commitments, both of such Lenders shall be required to constitute Required Revolving Lenders) elect to exercise remedies upon an event of default under the Financial Covenant, and (b) an event of default under the Financial Covenant shall not constitute an event of default for purposes of the First Lien Term Loans or the Second Lien Term Loans unless the Required Revolving Lenders have actually declared such obligations due and payable and such declaration has not been rescinded); failure to perform other covenants (subject, in the case of affirmative covenants (other than the notice of default or Borrower’s corporate existence) to thirty (30) day grace period after written notice by the First Lien Administrative Agent to the Borrower or, in the case of delivery of financial statements, a five (5) business day grace period); incorrectness in any material respect of representations and warranties when made or deemed made; cross-defaults and cross-acceleration to other indebtedness subject to threshold amount to be mutually agreed (after all applicable grace and notice periods have expired); bankruptcy and insolvency proceedings (subject to a 60 day cure period in the case of involuntary bankruptcy or insolvency proceedings); ERISA events having a material adverse effect; monetary final and non-appealable judgment defaults subject to threshold amount to be mutually agreed (in excess of insurance and third party indemnities); actual or asserted invalidity of First Lien Credit Documentation or any material guarantee, material security or intercreditor documents or material portion of the Collateral (other than to the extent a result of the action or inaction of the First Lien Administrative Agent); and change of control (to include a pre- and post-IPO provision).

Amend and Extend	Consistent with the Documentation Principles, the Borrower will have ability to “amend and extend” pursuant to which the Borrower may extend the Revolving Commitments and/or Loans outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders, subject to the Borrower making an offer to all Lenders pro rata within that extended tranche.

Refinancing Facilities	Consistent with the Documentation Principles, the Borrower will have the ability to refinance (i) First Lien Term Loans or Incremental First Lien Term Loans, and/or (ii) Revolving Commitments or Incremental Revolving Facilities (the “Refinancing Facilities”).

Voting:	Amendments and waivers of the First Lien Credit Documentation will require the approval of First Lien Lenders (other than defaulting First Lien Lenders) holding more than 50% of the aggregate principal amount of the Loans and commitments under the First Lien Facilities (the “Required First Lien Lenders”), except that (i) the consent of each First Lien Lender directly and adversely affected thereby (but not the Required First Lien Lenders and in the case of (i)(a), only the First Lien Lenders increasing their commitments shall be deemed directly and adversely affected thereby) shall be required with respect to, (a) increases in the commitment of such First Lien Lender, (b) reductions of principal, interest or fees owed to such First Lien Lender (other than any waivers or extensions of mandatory prepayments or a waiver, extension or reduction in any default interest), (c) extensions of the final maturity or the scheduled due date of any interest or fee payment due to such First Lien Lender (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (d) pro rata sharing and pro rata payment provisions (with any First Lien Lender declining payment or reducing a payment made to them being “directly and adversely affected”) and (ii) the consent of all First Lien Lenders shall be required with respect to (a) (except as otherwise permitted) releases of all or substantially all of the value of the Guarantors or all or substantially all of the Collateral, in each case, except as otherwise permitted and (b) reductions in voting thresholds. It being understood that additional extensions of credit permitted under the First Lien Credit Documentation shall not require the consent of all First Lien Lenders.

Notwithstanding the foregoing, provisions regarding pro rata payments or sharing of payments shall permit loan buy-back or similar programs, “amend and extend” transactions or additions of one or more tranches of debt and the like as described in this Term Sheet and modifications to such pro rata and sharing of payment provisions for such further programs or debt, shall only require approval of the Required First Lien Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or additions of one or more tranches of debt on terms set forth herein.

The First Lien Credit Documentation shall contain customary provisions relating to (a) “defaulting” First Lien Lenders, Issuing Lender and agents (including for insolvency), including provisions relating to providing cash collateral to support Swingline Loans or Letters of Credit (after reallocation to other non-“defaulting” First Lien Lenders under the Revolving Facility), the suspension of voting rights and rights to receive fees of and interest, non-payment/escrow of amounts owed to, and assignment and (if no event of default exists) termination of commitments or Loans of, such First Lien Lenders and (b) the right of the Borrower to replace (and/or terminate commitments of) or pay off Loans and obligations in full owed to a First Lien Lender (in the case of any amendment constituting a Repricing Event, along with any “prepayment premium”, if applicable, that would otherwise be owed in connection therewith) under one or more of the First Lien Facilities (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly and adversely affected thereby (so long as the Required First Lien Lenders or at least a majority (in dollar amount) of the First Lien Lenders directly and adversely affected thereby consent, as applicable), increased costs, taxes, etc. and “defaulting” or insolvent First Lien Lenders.

Assignments and Participations:	Assignments and transfers shall require the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed and shall be deemed to be given if the Borrower has not responded within five business days of a request by the First Lien Administrative Agent for such consent (pursuant to arrangements to be agreed between the Administrative Agent and the Borrower) unless the new lender is an existing First Lien Lender, an affiliate of a First Lien Lender or a related fund of a First Lien Lender or during a payment or bankruptcy event of default. For the avoidance of doubt, assignments and transfers and participations shall not be permitted to Disqualified Institutions.

Notwithstanding anything to the contrary, no First Lien Lender shall enter into any agreement with any participant that will permit such participant to influence or control the voting rights of such First Lien Lender except with regard to any reductions in principal interest and other amounts, any extension of the final scheduled maturity date or any payment date, or release of all or substantially all of the Collateral or value of the guarantees.

All assignments will also require the consent of the First Lien Administrative Agent (unless to Holdings, Non-Debt Fund Affiliates, Debt Fund Affiliates, other First Lien Lenders, their affiliates or related funds) and, in the case of the Revolving Facility, the Issuing Lender and the Swingline Lender, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the First Lien Term Loan Facility and $5.0 million with respect to the Revolving Facility or, in each case, if less, all of such First Lien Lender’s remaining Loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the First Lien Facilities.

The Non-Debt Fund Affiliates (as defined below) shall be permitted to purchase up to 25% of the outstanding First Lien Term Loans on terms consistent with the Documentation Principles, provided that the provisions of the First Lien Credit Documentation permitting a Non-Debt Fund Affiliate to purchase First Lien Term Loans shall (i) prohibit such Non-Debt Fund Affiliate from receiving information or materials provided solely to First Lien Lenders by the First Lien Administrative Agent or any First Lien Lender, (ii) prohibit such Non-Debt Fund Affiliate from participating in telephonic, electronic or face-to-face “lender-only” meetings to which the Borrower has not been invited, and (iii) prohibit such Non-Debt Fund Affiliate from having voting rights with respect to amendments under the First Lien Facilities (except with respect to certain amendments requiring the consent of all First Lien Lenders or all First Lien Lenders directly and adversely affected thereby (to be mutually agreed upon)); provided that, if such non-voting of amendments designation is unenforceable for any reason, such Non-Debt Fund Affiliate shall be deemed to have voted its interest as a First Lien Lender without discretion in the same proportion as the allocation of voting with respect to such matter by the First Lien Lenders who are not Non-Debt Fund Affiliate; provided, further, that no amendment, modification, waiver, consent or other action with respect to the First Lien Credit Documentation that shall deprive such Non-Debt Fund Affiliate of its pro rata share of any payments to which such Non-Debt Fund Affiliate is entitled under such amendment documentation. None of Holdings, the Borrower, Sponsor or any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrower or its subsidiaries or their respective securities in connection with such purchase or assignment.

Debt Fund Affiliates (as defined below) shall be permitted to purchase Loans from the First Lien Lenders on terms consistent with the Documentation Principles and shall have all rights of a First Lien Lender of the First Lien Facilities. “Debt Fund Affiliate” shall mean a bona fide debt fund that is an affiliate of the Sponsor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors thereof independent of or in addition to their duties to the Sponsor or any of its affiliates; provided that for any Required First Lien Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required First Lien Lenders have consented to any amendments or waivers.

“Non-Debt Fund Affiliate” means any affiliate of Holdings or the Sponsor, including Holdings or any of its subsidiaries, but excluding (a) any Debt Fund Affiliate and (b) any natural person.

Borrower Buybacks	Holdings, the Borrower and their subsidiaries will be permitted to purchase Term Loans from the First Lien Lenders pursuant to (i) Dutch auction procedures to be mutually agreed and/or (ii) open market purchases, so long as all purchased debt is automatically and immediately extinguished upon purchase thereof and, in addition, subject to (i) no continuing default or event of default, (ii) compliance with restricted payments and investments negative covenants and (iii) no proceeds of Revolving Loans shall be used to consummate such purchase. None of Holdings, the Borrower or any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrower or its subsidiaries or their respective securities in connection with such purchase of Loans.

Yield Protection:	The First Lien Credit Documentation shall contain provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the First Lien Lenders with a customary tax gross up.

Expenses and Indemnification:	If, but only if, the Closing Date occurs, the Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent, the Issuing Lender and the Senior Lead Arrangers associated with the syndication of the First Lien Facilities and the preparation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the First Lien Administrative Agent, the Issuing Lender, the Senior Lead Arrangers and the First Lien Lenders, taken as a whole, one additional counsel for BMO and its affiliates (in an amount not to exceed $45,000), a single local counsel for all such persons taken as a whole in each relevant jurisdiction and, in the case of an actual conflict of interest, one additional counsel to the affected persons taken as a whole)) and (b) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent and the First Lien Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the First Lien Administrative Agent and the First Lien Lenders, taken as a whole), a single local counsel for all such persons taken as a whole in each relevant jurisdiction and, in the case of any actual conflict of interest, one additional counsel to the affected persons taken as a whole)) in connection with the enforcement of the First Lien Credit Documentation or protection of rights thereunder.

If, but only if, the Closing Date occurs, the First Lien Administrative Agent, the Issuing Lender and the Senior Lead Arrangers and the First Lien Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (excluding Excluded Parties) will be indemnified and held harmless against, any actual and direct losses (other than lost profits), claims, damages, liabilities or reasonable documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction and, in the case of any actual conflict of interest, one additional counsel to the affected indemnified persons taken as a whole)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) gross negligence, bad faith or willful misconduct of such indemnified person or a breach of the First Lien Credit Documentation by such indemnified person (or respective affiliates and their respective officers, directors, employees, advisors and agents), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the breach of such indemnified person or breach of the First Lien Credit Documentation by such indemnified person (or respective affiliates and their respective officers, directors, employees, advisors and agents) or (ii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the First Lien Administrative Agent, a Senior Lead Arranger or any similar role under the First Lien Facilities but including the other parties to such dispute or claim) and not arising out of any act or omission of the Borrower or any of its affiliates. No Loan Party nor any of its respective affiliates and subsidiaries or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with the Senior Credit Facilities, First Lien Loan Documentation, the Transactions or the transactions contemplated hereby and thereby.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent:	Shearman & Sterling LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate for an interest period of one month, plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(a) with respect to Revolving Loans (including Swingline Loans), (i) 3.50% in the case of ABR Loans and (ii) 4.50% in the case of Eurodollar Loans, in each case, subject to step-downs based on First Lien Net Funded Leverage Ratio to be mutually agreed; and

(b) with respect to First Lien Term Loans, (i) 3.50%, in the case of ABR Loans and (ii) 4.50%, in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (i) in respect of the First Lien Term Loans only, 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent agreed to all relevant affected First Lien Lenders, nine or twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters the “Published LIBOR Rate”.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

B-I-1

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay to the Revolving Lenders (other than defaulting Revolving Lenders) a commitment fee calculated at a rate per annum equal to 0.375% (subject to one step-down to 0.250% based on a First Lien Net Funded Leverage Ratio to be mutually agreed) on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the First Lien Lenders (other than defaulting First Lien Lenders) participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. The Borrower shall also pay to the Issuing Lender for its own account such Issuing Lender’s customary and reasonable issuance and administration fees.

Default Rate:	At any time (i) when the Borrower is in default in the payment of any amount under the First Lien Facilities and (ii) in connection with a bankruptcy event of default, in each case, after giving effect to any applicable grace period, overdue amounts under the First Lien Facilities owed to Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

EXHIBIT C

VITERA HEALTHCARE SOLUTIONS, LLC

PROJECT COUGAR

Second Lien Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Loan Facility. Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, B, C or D attached thereto.

1.	PARTIES

Borrower:	Vitera Healthcare Solutions, LLC (after giving effect to the Reorganization) (the “Borrower”).

Guarantors:	The same parties that guarantee the Borrower’s obligations under the First Lien Facilities (collectively, the “Guarantors” and together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”)); provided, that, there shall be an automatic release under the Second Lien Term Loan Facility of Guarantors released under the First Lien Facilities.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter.

All the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles or otherwise mutually and reasonably satisfactory to the Second Lien Administrative Agent and the Borrower.

Notwithstanding anything to the contrary, the Second Lien Credit Documentation shall include customary exclusions consistent with the Documentation Principles for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Loan Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

Second Lien Administrative Agent:	Jefferies Finance LLC (acting alone or through or with affiliates selected by it) (in such capacity and collectively with its permitted successors and assigns, the “Second Lien Administrative Agent,”

and together with the First Lien Administrative Agent (as defined in Exhibit B attached to the Commitment Letter), collectively, the “Administrative Agent”).

Second Lien Collateral Agent:	Jefferies Finance LLC (in such capacity and collectively with its permitted successors and assigns, the “Second Lien Collateral Agent”)

Second Lien Lead Arrangers:	Jefferies Finance LLC and BMO Capital Markets Corp., and any other “Second Lien Lead Arranger” (in such capacity, the “Second Lien Lead Arrangers,” and together with the First Lien Lead Arrangers (as defined in Exhibit B attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

Second Lien Syndication Agent:	BMO Capital Markets Corp.

Second Lien Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower (collectively, the “Second Lien Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations”).

2. SECOND LIEN TERM LOAN FACILITY

Second Lien Term Loan Facility: Type and Amount:	A senior secured second lien term loan facility (the “Second Lien Term Loan Facility”) in the amount of $180.0 million (the loans thereunder, the “Second Lien Term Loans”).

Maturity and Amortization:	The Second Lien Term Loans will mature on the date that is eight (8) years after the Closing Date (the “Second Lien Maturity Date”).

The Second Lien Term Loans will not amortize but will be payable in full on the Second Lien Maturity Date.

Availability:	The Second Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Second Lien Term Loans will be used to finance a portion of the Transactions (including related fees and expenses, upfront fees and original issue discount and other Transaction Costs).

Incremental Facilities:

The Borrower will have the right from time to time, on one or more occasions, to add one or more incremental term loan facilities to the Second Lien Term Loan Facility (each, an “Incremental Second Lien Term Loan Facility”) (each, an “Incremental Second Lien Facility”, and collectively, the “Incremental Second Lien Facility”), in an aggregate total principal amount of (i) at any time up to $85.0 million in the aggregate for both the Incremental First Lien Facilities and the Incremental Second Lien Facility plus (ii) an unlimited amount subject to, with respect to Incremental Second Lien Facilities, the pro forma Total Net Funded Leverage Ratio does not exceed 6.00x; provided that (1) each of the conditions set forth in the “On-Going Conditions after the Closing Date” section shall be satisfied in connection with the effectiveness of the Incremental Second Lien Facilities; provided that if the proceeds of such Incremental First Lien Facilities are being used to finance a Permitted Acquisition or permitted investment, then such conditions shall be subject to customary “SunGard” limitations substantially identical to the Certain Funds Provision and the condition in clause (c) in the “On-Going Conditions after the Closing Date” section shall be limited to there being no default or event of default in existence at the time of the request for an extension of credit under the Incremental Second Lien Facilities, and no payment or bankruptcy default or event of default in existence immediately after giving effect to the making of the extensions of credit under such Incremental Second Lien Facilities (unless such payment event of default is permitted by the lenders providing such Second First Lien Facility); (2) all of the representations and warranties contained in the Second Lien Credit Documentation shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therewith) subject in each case to customary “SunGard” limitations to the extent the proceeds of any Incremental Second Lien Facility are being used to finance a Permitted Acquisition or other permitted investment; (3) the maturity date of any Incremental Second Lien Facilities shall be no earlier than the maturity of the Second Lien Term Loan; (4) the proceeds of borrowings under the Incremental Second Lien Facilities will be used for general corporate purposes, including, without limitation, for additional dividends, distributions, investments, general working capital, capital expenditures and Permitted Acquisitions; (5) the Incremental Second Lien Facilities shall be available during the life of the Second Lien Facilities and weighted average life of each Incremental Second Lien Term Loan Facility shall be no shorter than the weighted average life of the Second Lien Term Loan; and (6) with respect to term loans to be made under an

Incremental Second Lien Term Loan Facility (each, an “Incremental Second Lien Term Loan”) under the Second Lien Credit Documentation, prior to the date that is eighteen (18) months after the Closing Date, the “effective yield” on the respective Incremental Second Lien Term Loan (which shall be determined by including interest rate margins or interest rate floors (but only to the extent an increase in the interest rate floor in the Second Lien Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Second Lien Term Loans shall be increased to the extent of such differential between interest rate floors), but excluding arrangement, structuring, underwriting commitment, amendment or other fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such indebtedness) determined as of the initial funding date for such Incremental Second Lien Term Loans may exceed the then “effective yield” on the Second Lien Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the Second Lien Term Loans is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” (or interest rate floor) on the Second Lien Term Loans) of the “effective yield” on such Incremental Second Lien Term Loans, and after the date that is eighteen (18) months after the Closing Date, the “effective yield” on the Incremental Second Lien Term Loans will be determined by the Borrower and the lenders providing such Incremental Second Lien Term Loans.

No existing Second Lien Lender will be required to participate in any such Incremental Second Lien Facility without its consent. Any such Incremental Second Lien Facility held by the Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit C attached hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments:	The Second Lien Term Loans may be prepaid, in whole or in part without premium or penalty other than any required Call Premium (as defined below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in

Annex I to Exhibit C attached hereto), three business days’) prior notice, subject to reimbursement of the Second Lien Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Prepayment Premium:	All prepayments (other than mandatory prepayments related to insurance recovery events, asset sales and Excess Cash Flow) under, and with respect to, the Second Lien Term Loan Facility will be subject to the following “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Term Loan Facility as set forth below opposite the relevant period from the Closing Date (the “Call Premium”):

Period	Percentage
Year 1:	102%
Year 2:	101%
Thereafter:	No premium

Mandatory Prepayments:	Other than any prepayment with Declined Proceeds, subject to the termination of all commitments, and the prior repayment in full in cash of all obligations under the First Lien Facilities, and if a default or event of default under the Revolving Facility shall have occurred and be continuing, the termination of all Revolving Commitments and the prior repayment in full in cash of all obligations related thereto, mandatory repayments of Second Lien Term Loans shall be required from:

(a) within five business days of receipt thereof, an aggregate amount equal to 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty events and excluding sales of inventory, obsolete or worn-out property and other customary exceptions to be mutually agreed) by the Borrower and its restricted subsidiaries in excess of an amount to be mutually agreed and subject to the right of the Borrower and the other Loan Parties to reinvest in assets useful in the business of the Borrower and the Loan Parties and their respective restricted subsidiaries if such proceeds are reinvested (or committed to be reinvested) within 360 days (and if so committed to reinvestment, reinvested within 180 days after such 360-day period);

(b) within five business days of receipt thereof, an aggregate amount equal to 100% of the net cash proceeds from issuances or incurrence of indebtedness by the Borrower and its domestic subsidiaries (other than indebtedness permitted by the Second Lien Credit Documentation); and

(c) beginning with the first full fiscal year after the Closing Date and each fiscal year thereafter, the following Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles, “Excess Cash Flow”) prepayment shall be required to be made within fifteen (15) business days after the annual audited financials are required to be delivered to the First Lien Administrative Agent pursuant to the definitive credit agreement for the First Lien Facilities (the “First Lien Credit Agreement”): an aggregate amount equal to (a) 50% of Excess Cash Flow, stepping down to 25% and 0% at 5:00 (and greater than 4.00:1.00) and 4.00:1.00 (or less) Total Net Funded Leverage Ratio (as such term shall be defined in a manner consistent with the Documentation Principles, the “Total Net Funded Leverage Ratio”) respectively, in each case, minus (b) voluntary prepayments of First Lien Term Loans, Second Lien Term Loans and Revolving Loans, to the extent paid using internally generated funds and, in the case of Revolving Loans, to the extent accompanied by permanent reductions of the Revolving Commitments. In addition, consistent with the Documentation Principles, Excess Cash Flow shall be reduced by cash amounts used (or committed to be used within the next succeeding six (6) months; provided that if not so used, such amounts shall be immediately applied as a mandatory prepayment) for capital expenditures, Permitted Acquisitions, certain other permitted investments (including investments in joint ventures), certain restricted payments to be mutually agreed and tax distributions paid or payable during such fiscal period or on behalf thereof.

Notwithstanding the foregoing, (A) to the extent that (and for so long as) any of or all the (x) Excess Cash Flow of the Non-U.S. Subsidiaries of the Borrower determined on a consolidated basis as if a separate consolidated group, without regard to the Borrower or any of its domestic Subsidiaries (“Foreign Excess Cash Flow”) giving rise to mandatory prepayment pursuant to clause (c) above or (y) net cash proceeds of any asset sale or other disposition or any casualty event by a foreign subsidiary of the Borrower giving rise to mandatory prepayment pursuant to clause (a) above (each such disposition and casualty event, a “Specified Asset Sale”), as applicable, are prohibited or delayed by applicable local law from being repatriated to the jurisdiction of organization of the Borrower, the portion of such Foreign Excess Cash Flow or net cash proceeds, as applicable, so affected will not be required to be applied to repay First Lien Term Loans at the times provided above but may be retained by the applicable subsidiary so long as the applicable local law will not permit such repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable subsidiary to promptly take all actions reasonably required by applicable local law to permit such repatriation), and once such repatriation of any such affected Foreign Excess Cash Flow or net cash proceeds, as applicable, is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Foreign Excess Cash Flow or net cash proceeds, as applicable, will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Foreign Excess Cash Flow or net cash proceeds of any Specified Asset Sale, as applicable, to the jurisdiction of organization of the Borrower would have a material adverse tax consequence with respect to such Foreign Excess Cash Flow or net cash proceeds, as applicable, the Foreign Excess Cash Flow or net cash proceeds, as applicable, so affected may be retained by the applicable subsidiary.

There will be no prepayment premiums or penalties for mandatory prepayments (except for reimbursement of actual breakage costs (other than lost profits) and except as set forth under the sub-heading entitled “Prepayment Premium” above, if applicable), incurred in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period).

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined (collectively, the “Declined Proceeds”) by a Declining Lender, and subsequently offered to and declined by all other Second Lien Lenders, subject to any prepayment requirements under the First Lien Facilities, may be retained by the Borrower and shall increase the Available Basket Amount.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision, the obligations of the Borrower and the Guarantors in respect of the Second Lien Term Loan Facility will be secured on a second-priority basis (subject to certain customary exceptions to be mutually agreed upon consistent with the Documentation Principles) by the same Collateral that secures the First Lien Facilities.

Intercreditor Agreement

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Loan Facility will be set forth in a customary intercreditor agreement (including customary standstill periods) (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Second Lien Administrative Agent, the First Lien Administrative Agent (as defined in Exhibit B to the Commitment Letter) and the Senior Lead Arrangers and subject to the Documentation Principles.

5. CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the Second Lien Term Loan Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

6. DOCUMENTATION

Second Lien Credit Documentation:	The definitive documentation for the Second Lien Term Loan Facility (the “Second Lien Credit Documentation,” and together with the First Lien Credit Documentation, collectively, the “Senior Credit Documentation”) shall be based upon documentation for leveraged affiliates of the Sponsor and other “top-tier” financial sponsors and will take into account current market conditions and differences related to Holdings, its subsidiaries and their business (including (i) as to operational requirements of Holdings and its subsidiaries in light of their industries, businesses and business practices, (ii) in light of the size, industry and practices of Holdings and its subsidiaries and (iii) in light of financial model projections delivered to the Second Lien Administrative Agent on September 17, 2013), and in any event will contain only customary loan document provisions and other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Second Lien Credit Documentation; provided that the Second Lien Credit Documentation shall contain administrative agency, operational and other miscellaneous related administration provisions customary for the Second Lien Administrative Agent. The foregoing shall be referred to as the “Documentation Principles.”

Representations and Warranties:	The representations and warranties shall be the same those representations and warranties contained in the First Lien Credit Documentation subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans and a 20% cushion to the baskets set forth in the First Lien Credit Documentation.

Affirmative Covenants:

The affirmative covenants shall be the same as those affirmative covenants contained in the First Lien Credit Documentation subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans and a 20% cushion to the baskets set forth in the First Lien Credit Documentation.

Financial Covenant:	A maximum Total Net Funded Leverage Ratio, to be set at a 20% cushion to the non-cumulative cushion to consolidated EBITDA as defined in the First Lien Credit Documentation. The provisions under the heading “Financial Covenant” in Exhibit B are incorporated herein by reference.

Financial Reporting and Calculations	The most recent otherwise available annual audited consolidated financial statements of Holdings and its subsidiaries (prepared in accordance with IFRS) will be provided for the purpose of underwriting the Facilities. Financial reporting and calculations shall be in accordance with IFRS, provided that the Borrower may elect to have financial reporting and calculations be in accordance with U.S. GAAP at any time after the Closing Date.

Negative Covenants:	The negative covenants shall be the same as those negative covenants contained in the First Lien Credit Documentation, except that (a) appropriate modifications will be made to reflect the second lien status of the Second Lien Term Loans, and (b) the non-incurrence based “baskets” for the negative covenants under the Second Lien Credit Documentation will be sized with cushions that are 20% greater than the cushions applicable to the corresponding “baskets” under the First Lien Credit Documentation (it being understood and agreed that the amount of the Incremental First Lien Facilities as provided in the First Lien Credit Documentation shall be permitted debt in addition to the baskets). The Second Lien Credit Documentation will permit Permitted Acquisitions (i) at any time in an amount not to exceed $85.0 million in the aggregate plus (ii) at any time in unlimited amounts so long as pro forma Total Net Funded Leverage Ratio does not exceed 6.00x.

Unrestricted Subsidiaries:	Consistent with the Documentation Principles, the Second Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (a) no event of default shall have occurred and be continuing or immediately would result from any such designation, and (b) such designation of a restricted subsidiary as an unrestricted subsidiary shall constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary) under the Senior Credit Documentation, subject to customary negative covenant restrictions on investments; provided that any dividends, interest, returns, profits, distributions, income and similar amounts received in cash or cash equivalents in respect of such investment shall be added back to any investment basket used. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Second Lien Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Second Lien Credit Documentation.

Events of Default:	The same as those under the First Lien Facilities other than (a) the materiality thresholds shall have a 20% cushion corresponding thresholds under the First Lien Facilities and (b) there shall be “cross acceleration” only to material indebtedness (including the First Lien Facilities but with a 20% cushion to the corresponding basket in the First Lien Credit Documentation) under the Second Lien Term Loan Facility and a cross payment default after a standstill period to be agreed to the First Lien Facilities (or, at the option of the Senior Lead Arrangers, in lieu of such cross payment default, cross-acceleration to the First Lien Facilities).

Amend and Extend and Refinancings:	The Second Lien Credit Documentation will contain provisions for “amend and extend” and refinancing facilities that are the same (as applicable) or substantially similar to those that are in the First Lien Credit Documentation.

Voting:	The Second Lien Credit Documentation will contain provisions for amendments and waivers the same (as applicable) as those provisions for amendments and waivers contained in the First Lien Credit Documentation.

The Second Lien Credit Documentation shall contain yank-a-bank provisions that are the same as those contained in the First Lien Credit Documentation.

As used herein, “Required Second Lien Lenders” shall mean Second Lien Lenders holding more than 50% of the aggregate principal amount of the Loans under the Second Lien Term Loan Facility.

Assignments and Participations:

The Second Lien Credit Documentation will contain provisions for assignments of and participations in the Second Lien Term Loans the same (as applicable) as those provisions for assignments of and participations in the loans and commitments contained in the First Lien Credit Documentation, including Borrower buyback provisions and Sponsor affiliate assignments.

Yield Protection:	The Second Lien Credit Documentation shall contain provisions (a) protecting the Second Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), (b) indemnifying the Second Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit C hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Second Lien Lenders with a customary tax gross up.

Expenses and Indemnification:	The Second Lien Credit Documentation will contain provisions for expenses and indemnification the same as those provisions for expenses and indemnification contained in the First Lien Credit Documentation.

Governing Law and Forum:	New York.

Counsel to the Second Lien Administrative Agent:	Shearman & Sterling LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing under the Second Lien Term Loan Facility bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate for an interest period of one month, plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(i) 7.25%, in the case of ABR Loans; and

(ii) 8.25%, in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent agreed to by all relevant affected Second Lien Lenders, nine or twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters the “Published LIBOR Rate”.

“Eurodollar Loans” means Second Lien Term Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time (i) when the Borrower is in default in the payment of any amount under the Second Lien Term Loan Facility and (ii) in connection with a bankruptcy event of default, in each case, after giving effect to any applicable grace period, overdue amounts under the Second Lien Facility shall bear interest at 2.00% per

C-I-1

annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Second Lien Term Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT D

VITERA HEALTHCARE SOLUTIONS, LLC

Conditions

The availability of the Senior Credit Facilities shall be subject to the satisfaction or waiver by the Commitment Parties of only the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the letter to which this Exhibit D is attached or in Exhibits A, B or C thereto.

1. The Borrower and each Guarantor shall have executed and delivered the Senior Credit Documentation to which they are parties (which, for the avoidance of doubt, shall not include control agreements, landlord waivers, insurance deliverables or any mortgages and shall be subject to the Certain Funds Provision), and the Commitment Parties shall have received:

(a) a customary notice of borrowing;

(b) customary closing certificates, customary legal opinions, customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors; and

(c) a certificate (substantially in the form of Annex I to this Exhibit D) from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings certifying that Holdings and its respective subsidiaries, on a consolidated basis immediately after giving effect to the Transactions, are solvent.

2. The Equity Hold shall have been satisfied in the manner described in Exhibit A to the Commitment Letter.

3. Prior to, or substantially concurrently with the initial extensions of credit under the Senior Credit Facilities contemplated by the Commitment Letter, the Refinancing shall have been consummated pursuant to customary pay-off documentation and all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released. On the Closing Date, after giving effect to the Refinancing, none of Holdings, the Borrower or any of its subsidiaries shall have any third party indebtedness for borrowed money other than the Senior Credit Facilities and Permitted Surviving Debt and shall have no preferred equity interests (or direct or indirect guarantee or other credit support in respect thereof) other than the Permitted Equity.

4. The Acquisition shall be consummated in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Senior Credit Facilities without giving effect to any amendment or modification to the provisions from the Draft Acquisition Agreement that, in any such case, are materially adverse to the interests of the Senior Lead Arrangers or the Lenders without the consent of the Senior Lead Arrangers (each such consent not to be unreasonably withheld, delayed or conditioned); provided it being agreed that the Draft Acquisition Agreement is reasonably satisfactory to the Senior Lead Arrangers; provided further that (i) increases in purchase price if funded with additional Permitted Equity shall not be deemed to be materially adverse to the interests of the Senior Lead Arrangers or the Lenders and shall not require the consent of the Senior Lead Arrangers and (ii) decreases in purchase price shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent or the Senior Lead Arrangers if applied pro rata between the Senior Credit Facilities and the equity on a 60% - 40% basis.

5. Each Commitment Party shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of (a) Holdings and its subsidiaries (including the Borrower and its subsidiaries) for the fiscal year ended September 30, 2012, and if the Closing Date does not occur by January 31, 2014, for the fiscal year ended September 30, 2013, and (b) the Company and its subsidiaries for the fiscal year ended June 30, 2013 (it being agreed that the Senior Lead Arrangers have received the required information under this sub-clause (1)), (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of Holdings and its subsidiaries (including the Borrower and its subsidiaries) and the Company and its subsidiaries for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its respective most recent fiscal year and at least 45 days prior to the Closing Date (it being agreed that the Senior Lead Arrangers have received the required information under this sub-clause (2)), (3) a pro forma consolidated balance sheet and related statements of income and cash flows of Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of the pro forma balance sheet) and at the beginning of such period (in the case of the pro forma income statement) and any other adjustments as agreed by the Sponsor and the Commitment Party (it being agreed that the Senior Lead Arrangers have received the required information under this sub-clause (3)) and (4) projections satisfactory to the Senior Lead Arrangers (including the assumptions on which such projections are based) for the Holdings for fiscal years 2013 through and including 2019 (it being agreed that the projections provided to the Senior Lead Arrangers on September 17, 2013 at 11:15 PM New York city time, are reasonably satisfactory to the Senior Lead Arrangers); provided, that the filing of any required financial statements on a form 10-K or form 10-Q by the Company, as applicable, will satisfy the foregoing requirements set forth in clause (1) or clause (2) above, as applicable, with respect to such financial statements.

6. So long as requested by the Administrative Agent in writing from the Borrower at least ten (10) days prior to the Closing Date, the Administrative Agent shall have received, all documentation and other information with respect to Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

7. Payment of all fees and expenses earned, due and payable to the Commitment Party and the Lenders required to be paid on the Closing Date from the proceeds of the initial fundings under the Senior Credit Facilities for which invoices have been received by the Borrower at least two (2) business days in advance (which amounts may be offset against the proceeds of the applicable Senior Credit Facility).

8. Subject to the Certain Funds Provision, with respect to the Senior Credit Facilities, all actions necessary to establish that (x) the First Lien Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the First Lien Credit Documentation) in the Collateral under the Senior Credit Facilities shall have been taken and (y) the Second Lien Administrative Agent will have a perfected second priority security interest (subject to liens permitted under the Second Lien Credit Documentation) in the Collateral under the Senior Credit Facilities shall have been taken.

9. The Senior Lead Arrangers shall have been afforded a period (the “Marketing Period”) of fifteen (15) consecutive business days (provided that for purposes of determining the Marketing Period, such period shall end on or prior to December 18, 2013 or begin on or after January 6, 2014; provided further that for purposes of such period no day during the period from November 27-28, 2013 shall constitute a business day), following receipt of the Required Information (as defined below) to syndicate each of the Senior Credit Facilities, and the Borrower shall have delivered (or cause to be delivered) to the Senior Lead Arrangers information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for first-lien senior secured revolving and term loan financings and second-lien term loan financings (collectively, the “Required Information”) (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum). If the Borrower shall in good faith reasonably believe it has delivered the Required Information, it may deliver to the Senior Lead Arrangers notice to that effect (stating when it believes it completed such delivery), in which case the Required Information shall be deemed to have been delivered on the date of the applicable notice unless the Senior Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Information and, within two (2) business days after their receipt of such notice from the Borrower, the Senior Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the Required Information that has not been delivered). The foregoing process may be repeated from time to time by the Borrower at its discretion.

10. The Specified Representations and the Specified Acquisition Agreement Representations shall be true in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be accurate in all respects), in the case of the Specified Acquisition Agreement Representations only to the extent that you have (or your applicable affiliate has) the right to, pursuant to the Acquisition Agreement, terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such Specified Acquisition Agreement Representations.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[—],

This Solvency Certificate is being executed and delivered pursuant to Section [—] of that certain [—]1 (the “First Lien Credit Agreement”) and Section [—] of that certain [—]2 (the “Second Lien Credit Agreement,” and together with the First Lien Credit Agreement, collectively, the “Credit Agreements,” and each a “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [—], the [chief financial officer/equivalent officer] of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Holdings and that I am generally familiar with the businesses and assets of Holdings and its Restricted Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to each of the Credit Agreements.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Holdings, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreements and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Restricted Subsidiaries, taken as a whole; (ii) the capital of Holdings and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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[1]	Describe First Lien Credit Agreement.
[2]	Describe Second Lien Credit Agreement.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[—]
	Title:	[—]

D-5